EXHIBIT 4.01.6
                                                                  --------------


                       FIFTH AMENDMENT TO REVOLVING CREDIT

                             AND SECURITY AGREEMENT

         THIS FIFTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (this "Amendment") is made as of April 27, 2001, among SWANK, INC., a corporation organized under the laws of the State of Delaware (the "Borrower"), and PNC BANK, NATIONAL ASSOCIATION, a national banking association ("PNC"), as agent for the Lenders described below (in such capacity, the "Agent") and as a Lender.

                              W I T N E S S E T H:
                               - - - - - - - - - -

         A. Pursuant to the Revolving Credit and Security Agreement dated as of July 27, 1998, as amended by the Amendment to Revolving Credit and Security Agreement dated as of July 12, 1999, the Second Amendment to Loan Documents dated as of October 29, 1999, the Third Amendment to Revolving Credit and Security Agreement dated as of December 31, 1999 and the Fourth Amendment to Loan Documents dated as of October 18, 2000 (as further amended, supplemented or modified from time to time, the "Credit Agreement"), by and among the Borrower, the financial institutions and insurance companies which are now or which hereafter become a party thereto (collectively, the "Lenders" and individually a "Lender"), and the Agent, as agent for the Lenders, the Lenders agreed to make revolving credit loans to, and issue letters of credit for the account of, the Borrower upon the terms and conditions set forth therein.

         B. PNC is currently the sole Lender.

         C. The Borrower, the sole Lender and the Agent have agreed to amend the Credit Agreement upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the sole Lender and the Agent agree as follows:

         1. Capitalized terms used in this Amendment shall have the same meanings given them in the Credit Agreement, unless otherwise defined herein.

         2. Notwithstanding anything to the contrary contained in this Amendment, the Credit Agreement or any Other Document, from and after the date of this Amendment, no further Eurodollar Rate Loans shall be made by the Lenders to the Borrower under the Credit Agreement and no loan under the Credit Agreement shall be converted into a Eurodollar Rate Loan. All loans made by the Lenders to the Borrower under the Credit Agreement on and after the date of this Amendment shall be Domestic Rate Loans. Each Eurodollar Rate Loan outstanding on the date of this Amendment shall be converted by the Borrower to a Domestic Rate Loan on the last Business Day of the current Interest Period applicable to such Eurodollar Rate Loan, pursuant to Section 2.2(d) of the Credit Agreement.

         3. The definition of "Applicable Margin" in Section 1.2 of the Credit Agreement read in its entirety as follows:

                  "Applicable Margin" shall mean with respect to the unpaid balance of Revolving Advances, (a) during the period until April 27, 2001 (and, in the case of all Eurodollar Rate Loans outstanding as of April 27, 2001, until repayment thereof or conversion of such Loans to Domestic Rate Loans) the applicable percentages set forth below:

                     Fixed Charge                        Applicable Margin              Applicable Margin for
                    Coverage Ratio                    for Domestic Rate Loans           Eurodollar Rate Loans
                    --------------                    -----------------------           ---------------------
        Greater than or equal to 1.1:1.0                       0.25%                             2.0%
        less than 1.1:1.0 but greater
        than or equal to 0.5:1.0                               0.75%                            2.50%
        less than 0.5:1.0 but greater
        than or equal to 0:1.0                                 1.0%                             2.75%
        less than 0:1.0                                        1.25%                             3.0%

         and (b) thereafter, one and one-half percent (1.50%) for Domestic Rate Loans; provided that, after April 27, 2001, the Applicable Margin for Eurodollar Rate Loans set forth in clause (a) above shall continue to apply to the calculation of letter of credit fees pursuant to Section
         3.2 hereof.

         The foregoing shall not be deemed to be a modification or waiver of Borrower's obligations under Section 6.5 of this Agreement."

         4. The definition of "Revolving Interest Rate" in Section 1.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

                           "Revolving Interest Rate" shall mean an interest rate per annum equal to (a) the sum of (i) the Base Rate plus (ii) the Applicable Margin with respect to Domestic Rate Loans, or (b) in the case of Eurodollar Rate Loans outstanding on or prior to April 27, 2001, the sum of (i) the Eurodollar Rate plus (ii) the Applicable Margin with respect to Eurodollar Rate Loans, as applicable."

         5. The definition of "Seasonal Advance Period" in Section 1.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

                           "Seasonal Advance Period" shall mean the period commencing on July 1, 2001 and ending on November 30, 2001."

         6. The definition of "Maximum Seasonal Advance Amount" in Section 1.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

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

                           "Maximum Seasonal Advance Amount" shall mean one million five hundred thousand dollars ($1,500,000) for the Seasonal Advance Period."

         7. Section 6.5 of the Credit Agreement is hereby deleted in its entirety.



         8. Section 6.10 of the Credit Agreement is hereby amended to delete the phrase "and each quarter thereafter" at the end of the table contained therein and to insert the following at the end of such table:

                           "Quarter Ending                           Minimum Tangible Net Worth
                           March 31, 2001                              $18,500,000
                           June 30, 2001                               $13,500,000
                           September 30, 2001                          $13,500,000
                           December 31, 2001                           $14,500,000"

9. The first sentence of Section 13.1 of the Credit Agreement is hereby amended to delete the phrase "the fifth anniversary of the Closing Date" and to insert "June 25, 2002" in lieu thereof.

         10. A new Section 6.12 is hereby added to the Credit Agreement to read in its entirety as follows:

                           "6.12 Sale of Norwalk Facility and Women's Jewelry Division. (a) In the event that a sale/leaseback of Borrower's Norwalk, CT facility has not taken place byJune 1, 2001, Borrower shall grant to Agent a perfected first priority mortgage on Borrower's Real Property in Norwalk, CT (including such facility) to secure the prompt payment and performance to Agent and each Lender of the Obligations. Such mortgage shall be in form and substance satisfactory to Agent and shall be executed, delivered and recorded by Borrower as soon as practicable after June 1, 2001 (and, in any event, no later than June 15, 2001). Such mortgage shall be included in the Collateral (as defined herein) and the Real Property subject to such mortgage shall be included in the Formula Amount at an advance rate to be determined by Agent in its sole discretion. Prior to or contemporaneously with the execution and delivery of such mortgage, Borrower shall execute and deliver to Agent an environmental indemnity agreement with respect to such Real Property in form and substance acceptable to Agent and shall furnish to Agent an environmental report with respect to such Real Property in form and substance acceptable to Agent and a title search with respect to such Real Property showing that such mortgage is a first priority lien thereon, subject only to standard exceptions acceptable to Agent. The net proceeds of any such sale of Borrower's Norwalk, CT facility (after taking into account prepaid rent and reserves, broker's commissions, applicable taxes and other direct expenses of the sale) shall be deposited by Borrower in a Blocked Account or Depository Account, as directed by Agent, and shall be applied to repay Revolving Advances.

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

                           (b) In the event that a sale of Borrower's Women's Jewelry Division has not taken place by June 1, 2001, Agent will implement reserves under Section 2.1(a)(y)(v) hereof, in amounts determined in its sole discretion, for the potential writedown of the Women's Jewelry Division inventory. The provisions of this Section 6.12(b) shall not in any way limit any other rights of Agent to establish reserves for such inventory at any other time pursuant to
         Section 2.1(a)(y)(v) hereof. The net proceeds of any such sale of Borrower's Women's Jewelry Division (after taking into account brokers' commissions, applicable taxes and other direct expenses of the sale) shall be deposited by Borrower in a Blocked Account or Depository Account, as directed by Agent, and shall be applied to repay Revolving Advances.

                           (c) Nothing contained this Section 6.12 or otherwise in this Agreement shall constitute or be deemed to be a consent by Agent or Lenders to any sale of Borrower's Women's Jewelry Division or a waiver of any provision of this Agreement which would otherwise prohibit or restrict any such sale, and no such sale shall occur unless and until Agent and Lenders shall have consented thereto in writing, which consent shall not be unreasonably withheld."

         The mortgage referred to in new Section 6.12 of the Credit Agreement set forth above shall be granted to the Agent in consideration of the Agent's entering into this Amendment, granting the waivers contained in the letter dated April 16, 2001 from the Agent to the Borrower, and the Lenders continuing to make loans to the Borrower under the Credit Agreement in accordance with the provisions thereof.

         11. In order to induce the sole Lender and the Agent to enter into this Amendment, the Borrower hereby represents and warrants that:

                  (a) after giving effect to paragraphs 8 and 9 of this Amendment and the letter dated April 16, 2001 from Agent to Borrower, no Default or Event of Default has occurred and is continuing;

                  (b) this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms;

                  (c) the Credit Agreement and each of the Other Documents to which the Borrower is a party, after giving effect to this Amendment and the transactions contemplated hereby, continue to be in full force and effect and to constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms; and

                  (d) the representations and warranties made by the Borrower in or pursuant to the Credit Agreement or any Other Document, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, are each true and correct in all material respects on and as of the date hereof, as though made on and as of such date.

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

         12. This Amendment shall become effective as of the date above upon receipt by the Agent of (a) two (2) copies of this Amendment executed by the Borrower, and (b) a modification fee of one hundred fifty thousand dollars ($150,000) in immediately available funds.

         13. The Borrower hereby confirms that all liens granted on the Collateral shall continue unimpaired and in full force and effect.

         14. This Amendment may be executed in several counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute one agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

         15. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, without giving effect to the conflicts of law rules that would defer to the substantive laws of another jurisdiction. This Amendment shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Agent, and their respective successors and permitted assigns.

         16. From and after the effectiveness hereof, all references to the Credit Agreement in the Other Documents shall mean the Credit Agreement as amended and modified by this Amendment.

         17. Except as amended and otherwise modified by this Amendment, the Credit Agreement and the Other Documents shall remain in full force and effect in accordance with their respective terms. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of the Credit Agreement or any Other Document, a waiver of any Default or Event of Default thereunder, or a waiver or release of any of the Agent's or any Lender's rights or remedies (all of which are hereby reserved). THE BORROWER EXPRESSLY RATIFIES AND CONFIRMS THE WAIVER OF JURY TRIAL AND OTHER PROVISIONS OF SECTION 12.3 OF THE CREDIT AGREEMENT.



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


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ATTEST:                           SWANK, INC.

/s/ Jerold R. Kassner             By:       /s/ John A. Tulin
-------------------------                  ------------------------------
                                  Name:    John A. Tulin
                                           ------------------------------
                                  Title:   President
                                           ------------------------------



                                  PNC BANK, NATIONAL ASSOCIATION,
                                   as Lender and as Agent

                                  By:      /s/ Arthur V. Lippens
                                           ------------------------------
                                  Name:    Arthur V. Lippens
                                           ------------------------------
                                  Title:   Vice President
                                           ------------------------------



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